Exhibit 99.1

PROTECTION ONE ANNOUNCES NEW MAJORITY OWNER AND NEW LENDER

TOPEKA, Kan., February 17, 2004 – Protection One, Inc. (OTCBB: POIX) today announced that its former parent, Westar Energy, Inc. (NYSE: WR), transferred all of its rights and obligations as the lender under Protection One’s credit facility and sold its approximately 87% equity interest in Protection One to affiliates of Quadrangle Group LLC.  On February 13, 2004, the Kansas Corporation Commission issued an order approving the sale transactions.  A special committee comprised of independent directors of Protection One also approved the transfer of Protection One’s credit facility.

In accordance with the terms of the purchase agreement governing the sale transactions, each of Westar Energy’s designees on Protection One’s Board of Directors, Bruce A. Akin, James T. Clark, Greg Greenwood, Larry D. Irick and William B. Moore, resigned from the Board, effective immediately.  Donald A. Johnston also resigned from the Board, effective immediately. Quadrangle Group has not appointed any directors to the Protection One Board.

Protection One is currently evaluating the potential effects of the sale transactions, including the requirement for a “change of control” repurchase offer pursuant to the indenture for its 13-5/8% senior subordinated discount notes due 2005.  Protection One has retained Houlihan Lokey Howard & Zukin Capital to assist it with its evaluation. The Company also announced that:

•                  Protection One has entered into two standstill agreements with affiliates of Quadrangle Group that require the applicable affiliate, under certain conditions, to forbear for 90 days from (i) taking any enforcement action as a result of the occurrence of specified defaults under the credit facility and (ii) exercising any rights to which such affiliate is entitled as a result of its equity ownership in the Company; and

•                  Protection One intends to defer payment of the semi-annual interest payment due today on the outstanding $190.9 million aggregate principal amount of its 7-3/8% senior notes due 2005 to afford it the opportunity to evaluate the potential effects of the sale transactions. Under the terms

- more -

of the indenture governing the 7-3/8% senior notes, the Company has a 60-day grace period from the date such payment is initially due for payment to be made.

“We look forward to working with Protection One’s strong management team as well as its other creditors to strengthen the company’s balance sheet,” stated Quadrangle Group.

Richard Ginsburg, President and Chief Executive Officer of Protection One, said, “Almost three years ago, a new management team set out to transform the operations of Protection One from a dealer-funding operation into a full-service security services business.  Today, our operations are sound and we remain focused on attrition reduction, increasing margins, and quality customer growth at a reasonable cost.  I believe our technical infrastructure and the quality of our employees in all areas of our operations are second to none in our industry. Our more than 2,300 employees remain committed to serving our customers, and we look forward to working with Quadrangle and our other constituents to create a solid foundation for growth.”

Protection One, one of the leading commercial and residential security service providers in the United States, provides monitoring and related security services to more than one million residential and commercial customers in North America and is a leading security provider to the multifamily housing market through Network Multifamily.  For more information about Protection One, visit www.ProtectionOne.com.

Quadrangle Group LLC oversees Quadrangle Capital Partners LP, a private equity fund that specializes in the media and communications industries, and Quadrangle Master Funding Ltd., which invests in financially troubled companies across industry groups. Quadrangle Group was founded in March 2000 by former Managing Directors of Lazard Freres & Co. LLC.  Visit www.quadranglegroup.com for additional information. Quadrangle contact: Edward Rowley, The Abernathy MacGregor Group, 212-371-5999.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases, such as “we believe”, “we anticipate,” “we expect” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning customer retention, revenue stabilization and stabilization of our customer account base. Our actual results may differ materially from those discussed here. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the quarterly report on Form 10-Q for the quarter ended September 30, 2003, and current reports on Form 8-K for further discussion of factors affecting the Company’s performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.